Exhibit 99.1

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Reports Third Quarter and Nine Month Results - Revenues Increase 27.3% for Nine Months
Wednesday December 28, 12:06 pm ET

FRISCO, Texas, Dec. 28 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY - News) today announced third quarter and nine month results. For the third quarter ending September 30, 2005, the Company reported revenues of $668,366, a 19.5% increase over the corresponding quarter of the previous year which was $559,358 in revenues. The nine month period revenues were $1,707,014 compared to $1,340,571 for the 2004 period, a 27.3% increase. Costs and expenses were up for the quarter and nine month period primarily due to the additional personnel and marketing cost for the Company’s new iSynergy document management solution product. Net income was $85,016 for the quarter, up 16.9% from $72,704 for the third quarter of 2004. Net income for the nine month period was essentially flat at $133,370 for the current period vs. $136,337 for previous period.

Chuck Shreve, President and CEO of Avatar Systems, Inc., remarked, “On September 1, we were able to increase reoccurring maintenance fees 9.4% which will have a positive impact on the full 4th quarter of 2005 and 2006. We are pleased with software sales and the early acceptance of our document management product which was introduced in the third quarter. The oil and natural gas industry is strong due to higher prices and this is having a positive impact on our business and we expect that to continue. We are seeing a high demand for our products which are ahead of competitors in the technology curve. Our fourth quarter sales and gross margin are stronger than the third quarter which bodes well for the immediate future.”

Avatar Systems, Inc. is based in Frisco, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Source: Avatar Systems, Inc.